Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-204205) of Cellectis S.A. of our report dated March 21, 2016, with respect to the consolidated financial statements of Cellectis S.A., included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

Ernst & Young et Autres

/s/ Franck Sebag

Paris La Defense, France

March 21, 2016